        GoDaddy.com, LLC
        2155 East GoDaddy Way, Tempe, AZ 85284
            Website: www.godaddy.com

February 8, 2024
Jared Sine

Dear Jared,
Congratulations on your offer from GoDaddy!
On behalf of GoDaddy, I am thrilled to offer you the position of Chief Strategy and Legal Officer of GoDaddy.com, LLC, a Delaware limited liability company, GoDaddy Inc., a Delaware corporation and their subsidiaries (collectively, “GoDaddy”), reporting directly to the Chief Executive Officer (currently, Aman Bhutani). In this role, you will provide strategic legal leadership for GoDaddy and perform such duties customarily associated with the role of a chief strategy and legal officer.
Start Date
Your start date is anticipated to be March 18, 2024 (the date you actually commence employment with us, the “Effective Date”), subject to both you and GoDaddy satisfying several preconditions discussed below.
Location
You will be based out of Texas, and will be permitted to work remotely from home, subject to travel to GoDaddy offices and other business travel as reasonably required by the Chief Executive Officer or as otherwise necessary to perform your job duties.
Base Salary
You will receive a gross bi-weekly salary of $19,230.77, which equates to an annual base salary of $500,000, less applicable taxes, deductions and withholdings, and which will be paid bi-weekly in accordance with GoDaddy’s payroll policies, and will be subject to annual review.
Annual Bonus
Beginning with the 2024 fiscal year, you will be eligible to earn an annual cash bonus with a target amount equal to 80% of your annual base salary, the actual amount of which will be based upon achievement of performance goals established under GoDaddy’s short-term incentive plan by GoDaddy’s Board of Directors (the “Board”) or the Compensation Committee of the Board (in either case, the “Committee”). Any annual bonus earned shall be payable after the end of the applicable fiscal year at the same time annual bonuses are paid to the Company’s executive leadership team generally, based upon achievement of those objectives as determined by the Committee, which to the extent pertaining to corporate performance goals, shall be consistent with the objectives established for the Company’s executive leadership team generally for the applicable fiscal year, which, for the 2024 fiscal year, will be based 80% on the achievement of corporate performance goals and 20% on the achievement of individual performance goals established by the Committee for such year. Unless an earlier date is determined by the Committee (or as otherwise provided in the Severance Agreement (as defined below)), any such bonus will be subject to your continued employment through and until the date of payment. Any such bonus amounts paid will be subject to any applicable withholdings. For future years, the Committee may modify the structure and performance objectives used for annual bonus determinations.

Equity Grant
On the Effective Date, as approved by the Board or Committee on or prior to the Effective Date, you will be granted the following equity awards (Initial Equity Award and Additional Equity Award) with an aggregate target grant date value of $10,000,000, which awards will be governed by the terms and conditions of the GoDaddy Inc. 2015 Equity Incentive Plan, or the Company’s equity incentive compensation plan then in effect (the “Equity Incentive Plan”) and the forms of award agreement thereunder (collectively, including the Equity Incentive Plan, the “Equity Documents”):
a.Initial Equity Awards. Your initial equity awards of time-based Restricted Stock Units (“RSUs”) and performance-based Restricted Stock Units (“PRSUs”) will be made on the Effective Date and will have the following terms:
i.Your award of RSUs will have an aggregate grant date value of $3,600,000. The number of shares of GoDaddy Inc. Class A common stock (the “Shares”) subject to this award of RSUs will be calculated by dividing the value of this award by the 30-trading day volume weighted average price as of the last trading day of the month prior to the Effective Date (“30-day VWAP”). This RSU award will vest over four years as follows, provided you continue to remain employed with GoDaddy through the applicable vesting date (except as otherwise expressly provided in the Severance Agreement): (A) 30% of the RSUs will vest on the first day of the month following the 1-year anniversary of the Effective Date (the “Initial Equity Award Initial Vesting Date”), (B) 7.5% of the RSUs will vest quarterly thereafter for each of the next 4 quarters, and (C) 5% of the RSUs will vest quarterly thereafter for each of the next 8 quarters.
ii.Your award of PRSUs will have an aggregate target grant date value of $2,400,000. The target number of Shares subject to this award of PRSUs will be calculated by dividing the target value of this award by the 30-day VWAP. This PRSU award will be subject to the same terms and conditions (including service- and performance-based vesting conditions) that are approved by the Committee for annual focal grants of PRSUs to be made to the Company’s executive leadership team in 2024.
b.Additional Equity Award. Your additional award of time-based RSUs is expected to be made in the first quarter of 2024 and will have an aggregate grant date value of $4,000,000. The number of Shares subject to this award of RSUs will be calculated by dividing the value of this award by the 30-day VWAP. This RSU award will vest as follows, provided you continue to be employed with GoDaddy through the applicable vesting date (except as otherwise expressly provided in the Severance Agreement): (i) 50% of the RSUs will vest on the first day of the month following the 1-year anniversary of the Effective Date (the “Additional Equity Award Initial Vesting Date”), and (ii) 50% of the RSUs will vest on the 1-year anniversary of the Additional Equity Award Initial Vesting Date.
Annually, GoDaddy offers focal grants of RSUs and PRSUs to senior employees in equity-eligible roles based on their performance as well as their length of service. You will be eligible to receive a focal grant in Q1 of 2025 and each fiscal year thereafter during your term of employment in accordance with the Board’s and Committee’s practices for making annual equity grants to the Company’s executive leadership team. The target for your focal grant is $4,000,000. In the event a Change in Control (as defined in the Equity Incentive Plan) where any outstanding RSUs, PRSUs or other incentive equity awards granted to you under any Equity Documents are not to be continued as contemplated under Section 14(c) of the current Equity Incentive Plan (or any successor provision thereto), then notwithstanding any provision of the Equity Documents (including any award agreement) to the contrary, the vesting of those Awards will accelerate in full subject to your continued employment through the closing of the Change in Control. Focal grants are subject to the approval of the Committee.
Benefits; Policies
GoDaddy provides a competitive benefits package, including retirement and welfare benefits plans (medical, dental, vision, life, short and long-term disability, 401(k) and flexible spending plans) and participation in GoDaddy’s employee stock purchase plan, subject to their applicable terms and conditions, including without limitation any eligibility requirements. You will abide by GoDaddy’s Insider Trading Policy, Code of Business Conduct and Ethics and any other policies and programs adopted by GoDaddy regulating the behavior of the Company’s executive leadership team and provided or made available to you from time to time, as such policies and programs may be amended from time to time. In addition, by virtue of your position within GoDaddy, you will be subject to GoDaddy’s equity ownership guidelines, as may be amended from time to time, and GoDaddy’s compensation recoupment policies. The current equity ownership guidelines require that you own GoDaddy equity equal to at least 2x your annual base salary by the fifth anniversary of the Effective Date and thereafter during the term of your employment with GoDaddy. During and after your employment by GoDaddy, you will be provided coverage under GoDaddy’s directors’ and officers’ liability insurance policy. In addition, and prior to the Effective Date, you and GoDaddy will enter into an indemnification agreement in the form attached as Exhibit 10.23 to GoDaddy’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 16, 2023 (the “Indemnification Agreement”). Without limiting the generality of the foregoing, you will be entitled to expense reimbursement in accordance with Company policy applicable to the Company’s executive leadership team generally.
Severance and Change in Control
Not later than the Effective Date, you and GoDaddy will enter into GoDaddy’s standard Change in Control and Severance Agreement in the form attached hereto as Annex A (the “Severance Agreement”). The Severance Agreement will specify the severance payments and benefits you will become entitled to receive in connection with a Change in Control as well as certain qualifying terminations of your employment with GoDaddy or its affiliates (subject to your satisfaction of any conditions contained therein).
Confidentiality Agreement
As a GoDaddy employee, you will have access to certain confidential information of GoDaddy and you may, during the course of your employment, develop certain information or inventions that will be GoDaddy’s to protect. To protect the interests of GoDaddy, you agree to execute and deliver, on or before the Effective Date, the At-Will Employment, Confidential Information, Non-Compete, Work Product & Arbitration Agreement (the “Confidentiality Agreement”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at GoDaddy, nondisclosure of GoDaddy proprietary information and non-competition with certain competitive business.
Other Conditions to Employment
This offer is contingent upon the successful completion of all Pre-Employment Processes (including a criminal background check and verification of previous employment and education).
Outside Activities
If you have not already done so, you must disclose to GoDaddy any and all agreements relating to your prior employment that may affect your eligibility to be employed by GoDaddy or limit the manner in which you may be employed. It is GoDaddy’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with GoDaddy, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which GoDaddy is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to GoDaddy; provided that nothing herein will prevent you from (a) managing your personal investments, engaging in charitable activities, serving on not-for-profit boards of directors and similar bodies, or continuing to serve on the board of directors of the entities set forth on Schedule A), and (b) subject to the written consent of the Board (which consent shall not be unreasonably withheld, conditioned or delayed), serving on the board of directors or similar governing body of one (1) for-profit entity, in each case, provided that such activities do not materially interfere with your duties and responsibilities to GoDaddy or breach your obligations to GoDaddy under the Confidentiality Agreement. Similarly, you agree not to bring any third-party confidential information to GoDaddy, including that of your former employer, and that in performing your duties for GoDaddy you will not in any way utilize any such information.
Employment At-Will
Your employment is on an at-will basis. This means your employment may be terminated by you or GoDaddy at any time, for any reason or for no reason, and with or without prior notice, without limiting any rights you may have under the Severance Agreement. No one has the authority to make any express or implied representation in connection with, or in any way limit, your right to resign or GoDaddy’s right to terminate your employment at any time, for any reason, or for no reason, with or without prior notice. Nothing in any GoDaddy policy creates an employment agreement, express or implied, or any other agreement between you and GoDaddy. No statement, act, series of acts or pattern of conduct can change this at-will relationship.
Legal Fees

No later than thirty (30) days after the Effective Date, the Company will reimburse to you (or pay directly to your law firm) the cost of legal fees and expenses actually incurred by you in connection with the drafting, negotiation and implementation of this Agreement (and the agreements referenced herein), not to exceed $15,000 in the aggregate, subject to your substantiation of such expenses in accordance with applicable Company reimbursement policy.

Protected Activity Not Prohibited
GoDaddy and you acknowledge and agree that nothing in this letter limits or prohibits you from filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, GoDaddy. In addition, nothing in this letter is intended to limit your rights to discuss the terms, wages, and working conditions of your employment, nor to deny you the right to disclose information pertaining to sexual harassment or any unlawful or potentially unlawful conduct, as protected by applicable law. You further understand that you are not permitted to disclose GoDaddy’s attorney-client privileged communications or attorney work product.
Miscellaneous
This letter, together with the Confidentiality Agreement, the Equity Documents, the Severance Agreement and the Indemnification Agreement, constitute the entire agreement between you and

GoDaddy regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and GoDaddy regarding such subject matter. This letter agreement will be governed by the laws of the State of Texas but without regard to the conflict of law provision. Any disputes dispute arising from this letter shall be decided only in a state or federal court sitting in Washington, which the parties expressly agree shall be the exclusive venue for any such action. This letter agreement may be modified only by a written agreement signed by GoDaddy’s Chief Executive Officer or Chief People Officer, as applicable, and you.

This offer of employment, if not electronically accepted by you, will expire 5 days from the date of this letter.

        GoDaddy.com, LLC
        2155 East GoDaddy Way, Tempe, AZ 85284
            Website: www.godaddy.com

Jared, we’re truly excited at the prospect of you joining the GoDaddy team and look forward to working with you to help GoDaddy empower entrepreneurs everywhere! Please let us know if you have any questions!
Sincerely,

/s/ Monica Bailey
Monica Bailey, on behalf of GoDaddy.com, LLC, a Delaware limited liability company and GoDaddy Inc., a Delaware corporation
Chief People Officer

ACKNOWLEDGEMENT
I hereby accept this offer of employment on the terms and conditions set forth both in this letter and my Confidentiality Agreement.

/s/ Jared Sine
Jared Sine
Date: February 8, 2024